Exhibit 99.1

Innotrac Corporation Announces 2009 First Quarter Results

ATLANTA, GA (May 15, 2009) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the first quarter ended March 31, 2009.  The Company reported revenues of $28.8 million for the quarter versus $32.7 million reported in the comparable period in 2008, a decrease of 12.0%.  The decrease in revenue for the three months ended March 31, 2009 was primarily due to a $3.1 million decrease in freight revenue resulting from the transition of Company owned freight accounts to client owned freight accounts, which has no material impact on our operating profitability due to pricing practices for direct freight costs, and a $815,000 decrease in service revenue resulting from decreases in volumes from existing clients in our B2B, eCommerce, and direct marketing verticals.

The Company reported net income of $1.9 million, or $0.15 per share, fully diluted, for the three months ended March 31, 2009, versus net income of $862,000 or $0.07 per share in the comparable period of 2008.

Innotrac
Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and one call center in seven cities spanning all time zones across the continental United States.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this press release include our expectations for future progress in our business and future generation of cash flows.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac's operating results, performance or financial condition are competition, the demand for Innotrac's services, Innotrac's ability to retain its current clients and attract new clients, realization of expected revenues from new clients, the state of the telecommunications and direct response industries in general, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac's 2008 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

###

INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2009	2008
Service revenue	$24,656	$25,471
Freight revenue	4,119	7,242
Total revenue	28,775	32,713

Cost of service revenues	10,660	12,099
Cost of freight revenues	4,058	7,249
Selling, general and
administrative expenses	10,810	11,079
Depreciation and amortization	1,208	1,051
Total operating expenses	26,736	31,478
Operating income	2,039	1,235
Interest expense	106	373
Total other expense	106	373
Income before income taxes	1,933	862
Income tax	-	-
Net income	$1,933	$862

Earnings per share:
Basic	$0.15	$0.07
Diluted	$0.15	$0.07

Weighted average shares:
outstanding:
Basic	12,601	12,586
Diluted	12,601	12,605

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	March 31,	December 31,
	2009	2008
ASSETS	(Unaudited)
Current Assets:
Cash	$1,101	$1,056
Accounts receivable (net of allowance for doubtful accounts of $224 at March 31, 2009 and $271 at December 31, 2008)	21,271	25,793
Inventory	1,215	1,855
Prepaid expenses and other	1,448	1,262
Total current assets	25,035	29,966

Property and equipment, net	14,901	15,842
Goodwill	25,169	25,169
Other assets, net	863	822
Total assets	$65,968	$71,799

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,590	$9,259
Line of credit	5,143	10,055
Accrued expenses and other	6,092	5,253
Total current liabilities	16,825	24,567

Noncurrent Liabilities:
Other noncurrent liabilities	702	753
Total noncurrent liabilities	702	753

Total shareholders' equity	48,441	46,479
Total liabilities and shareholders' equity	$65,968	$71,799

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31, (Unaudited)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,933	$862
Adjustments to net income:
Depreciation and amortization	1,208	1,051
Provision for bad debts	(41)	22
Stock compensation expense-stock options	11	21
Stock compensation expense-restricted stock	19	19
Changes in working capital:
Accounts receivable, gross	4,563	3,257
Inventory	640	(474)
Prepaid assets and other	(160)	(493)
Accounts payable, accrued expenses and other	(2,830)	(4,069)
Net cash provided by operating activities	5,343	196

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(268)	(120)
Net change in noncurrent assets and liabilities	(3)	28
Cash used in investing activities	(271)	(92)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under line of credit	(4,912)	(1,132)
Loan commitment fees	(115)	-
Cash used in financing activities	(5,027)	(1,132)

Net increase (decrease) in cash	45	(1,028)
Cash, beginning of period	1,056	1,079
Cash, end of period	$1,101	$51